Exhibit 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), including the attached Exhibit A, is entered into between Cargo Holdings International, Inc., a Florida corporation (“Employer”), and Peter Fox, an individual currently residing in the State of Florida (“Employee”), on November 1, 2007.

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, ABX Holdings, Inc., a Delaware corporation (“ABX”), CHI Acquisition Corp., a Florida corporation (“CAC”), Employer and the other parties named therein are entering into an Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which CAC will acquire all or substantially all of the outstanding common stock of Employer.

WHEREAS, as a condition to their willingness to enter into the Purchase Agreement, ABX and Employer have required that Employee, and in order to induce ABX and Employer to enter into the Purchase Agreement Employee has agreed to, enter into this Agreement upon the terms and subject to the conditions set forth herein.

WHEREAS, effective as of the Closing Date, Employer desires to employ Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and, effective as of the Closing Date, Employee desires to enter into such employment relationship pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 When used in this Agreement, the following terms shall have the following meanings:

ABX: as defined in the recitals to this Agreement.

Action: means any civil, criminal, administrative, arbitration or mediation claim, demand, complaint, protest, charge, proceeding, suit, action, hearing or investigation (and appeals therefrom) before any Governmental Authority or any arbitrator or mediator.

Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement: as defined in the preamble to this Agreement.

Applicable Law: means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation or Order of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors or employees (in connection with such officer’s, director’s or employee’s activities on behalf of such Person or any of its Affiliates).

CAC: as defined in the recitals to this Agreement.

Code: means the Internal Revenue Code of 1986, as amended.

Closing Date: has the meaning ascribed thereto in the Purchase Agreement

Employee: as defined in the preamble to this Agreement.

Employer: as defined in the preamble to this Agreement.

Governmental Authority: means any federal, state, local or foreign governmental authority, quasi governmental authority, court, regulatory or administrative organization or agency, commission and tribunal or a department, branch or division of any of the foregoing.

Order: means any order, writ, injunction, directive, judgment, determination, decree, ruling, assessment or award of any Governmental Authority or arbitrator.

Person: any natural person, partnership, limited liability company, joint venture, association, corporation, trust, unincorporated society or association or other legal entity or Governmental Authority.

Purchase Agreement: as defined in the recitals to this Agreement.

Term: as defined in Section 2.1.

ARTICLE 2.

EMPLOYMENT AND DUTIES

2.1 Subject to the terms and conditions of this Agreement, Employer agrees to employ Employee, and Employee agrees to be employed by Employer, from the Closing Date and continuing until the end of the period described as the “Term” in Exhibit A (the “Term”). Upon expiration of the initial Term, the Term automatically shall be extended for successive one-year periods (the end of which thereafter shall be the “Term”), provided that neither party has delivered notice of non-extension to the other; provided further that any notice of non-extension shall be delivered no later than 90 days prior to the expiration of the then-applicable Term.

2.2 Employee initially shall be employed in the position set forth on Exhibit A. Employer may subsequently assign Employee to a different position or modify Employee’s duties and responsibilities. Moreover, Employer may assign this Agreement and Employee’s employment to any Affiliate of Employer, provided that no such assignment shall relieve Employer from its responsibilities hereunder. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures that are applicable to Employee as Employer and/or ABX may establish from time to time. In the performance of Employee’s duties and obligations under this Agreement, Employee shall comply with all Applicable Laws.

2.3 Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of Employer or any of its Affiliates, or requires any significant portion of Employee’s business time.

2.4 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would injure Employer’s business, its interests or its reputation.

ARTICLE 3.

COMPENSATION AND BENEFITS

3.1 Employee’s base salary during the Term shall be not less than the amount set forth under the heading “Monthly Base Salary” on Exhibit A, which shall be paid in equal or nearly equal installments in accordance with Employer’s standard payroll practice and not less frequently than monthly. Employee’s base salary shall be reviewed not less often than annually and shall be subject to such upward adjustments, but not reductions, as Employer may deem appropriate in its discretion; provided, however, that Employee’s base salary may be reduced to the extent that comparable reductions are made to the salary of other senior corporate officers of Employer and ABX. Employee shall be entitled to participate in incentive compensation programs comparable to the Executive Incentive Compensation Plan and 2005 Long-Term Incentive Compensation Plan, attached hereto as Exhibit B and Exhibit C, respectively, on a basis comparable to ABX’s senior corporate officers.

3.2 While employed by Employer (both during the Term and thereafter), Employee shall be entitled to participate, on the same basis generally as ABX’s and Employer’s senior corporate officers, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Closing Date or thereafter are made available by ABX and Employer to their senior corporate officers. Such benefit plans and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and vacation plans. In addition, Employee shall be entitled to participate, on the same basis generally as ABX’s senior corporate officers in any bonus plan of ABX. Notwithstanding the foregoing, Employee shall have no right to participate in any 401(k) or pension plan of ABX, but shall remain a participant in any 401(k) or pension plan of Employer following the Closing Date and, in the event that Employer does not maintain a 401(k) or pension plan in which Employee can participate, Employer or ABX shall establish an alternative plan in which Employee may participate providing substantially comparable benefits. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

3.3 Employer shall not by reason of this Article 3 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any employee benefit plan or program, so long as such actions are similarly applicable to covered employees generally.

3.4 Employer may withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city, or other taxes as may be required to be withheld pursuant to Applicable Law.

ARTICLE 4.

TERMINATION PRIOR TO EXPIRATION OF TERM AND

EFFECTS OF SUCH TERMINATION

4.1 Notwithstanding any other provision of this Agreement to the contrary, Employer shall have the right to terminate Employee’s employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

(i) For “cause” upon the good faith determination by the Employer that “cause” exists for the termination of the employment relationship. As used in this Section 4.1(i), the term “cause” shall mean (a) Employee’s (1) indictment for fraud or a felony; (2) guilty plea to, plea of nolo contendere to, or conviction of, a felony, or (3) guilty plea to, plea of nolo contendere to, or conviction of, any other crime involving moral turpitude or financial impropriety or that would otherwise materially interfere with Employee’s ability to perform Employee’s duties or be injurious to the business or reputation of the Employer or any of its Affiliates; (b) any material breach of, or failure of Employee to perform in any material respect, Employee’s obligations under this Agreement (other than pursuant to, or as a result of, a condition described in Section 4.1(iii) or (iv)) that, if amenable to cure, is not cured within ten (10) days following notice given by the Employer to Employee of such breach or failure; or (c) any willful breach by Employee of Employee’s fiduciary duties to the Employer or willful misconduct relating to the Employer’s business, in each case that is injurious to the Employer or its Affiliates or their respective reputations.

(ii) for any other reason whatsoever, without cause, in the sole discretion of Employer;

(iii) upon Employee’s death; or

(iv) upon Employee’s long-term disability. For purposes of this Agreement, “long-term disability” shall have the same meaning as the term “long-term disability” or “permanent disability” or similar term in Employee’s long-term or permanent disability policy provided by Employer or an Affiliate of the Employer and covering Employee; provided that if there is no such policy in effect covering Employee, “long-term disability” shall mean that Employee has become incapacitated by accident, sickness, or other circumstance which renders him mentally or physically incapable of performing the duties and services required of Employee for a period of sixty (60) consecutive days.

The termination of Employee’s employment by Employer prior to the expiration of the Term shall constitute a “Termination for Cause” if made pursuant to Section 4.1(i); the effect of such termination is specified in Section 4.4. The termination of Employee’s employment by Employer prior to the expiration of the Term shall constitute an “Involuntary Termination” if made pursuant to Section 4.1(ii); the effect of such termination is specified in Section 4.5. The effect of the employment relationship being terminated pursuant to Section 4.l (iii) as a result of Employee’s death is specified in Section 4.6. The effect of the employment relationship being terminated pursuant to Section 4.1(iv) as a result of the Employee’s long-term disability is specified in Section 4.7.

4.2 Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

(i) any material breach or by the failure of Employer to perform in any material respect Employer’s obligations under this Agreement; provided that Employee provides Employer with written notice of the breach within ninety days of its occurrence, and such breach, if amenable to cure, is not cured within thirty (30) days following notice given by the Employee to Employer of such breach or failure;

(ii) the assignment to Employee of any duties inconsistent with his position;

(iii) a material reduction in Employee’s base salary or incentive compensation opportunity; provided however, that a reduction in base salary or incentive compensation opportunity shall not be material to the extent that other similarly situated corporate officers of Employer and ABX experience comparable reductions in base salary or incentive compensation opportunity;

(iv) any requirement that Employee be based at any office or location that is more than 50 miles from Employee’s current place of employment in Orlando, Florida;

(v) Employer’s failure to obtain the agreement from any successor to Employer to assume and agree to perform Employer’s obligations under this Agreement, except under circumstances in which such assumption occurs by operation of law; or

(vi) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee’s employment by Employee prior to the expiration of the Term shall constitute an “Involuntary Termination” if made pursuant to Sections 4.2(i) through 4.2(iv); the effect of such termination is specified in Section 4.5. The termination of Employee’s employment by Employee prior to the expiration of the Term shall constitute a “Voluntary Termination” if made pursuant to Section 4.2(v); the effect of such termination is specified in Section 4.3.

4.3 Upon a “Voluntary Termination” of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination; provided that this Section 4.3 shall not constitute a waiver by Employee of any statutory right or rights Employee may have to continue to receive benefits after termination of employment. Employee shall be entitled to pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer (such as unused personal vacation, personal days and other similar items and vested incentive compensation to which Employee is entitled to receive pursuant to a written incentive compensation plan of Employer or ABX, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested at the date of such termination. Payments of unpaid base salary shall be paid pursuant to Employer’s normal payroll schedule, as set forth in Section 3.1. Any other payments pursuant to this Section 4.3 shall be made at the same time as payments of unpaid base salary, if possible, but in no event later than March 15 of the calendar year following the Employee’s termination.

4.4 If Employee’s employment hereunder shall be terminated by Employer prior to expiration of the Term pursuant to a Termination for Cause, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination; provided that this Section 4.4 shall not constitute a waiver by Employee of any statutory right or rights Employee may have to continue to receive benefits after termination of employment. Employee shall be entitled to pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer (such as unused personal vacation, personal days and other similar items and vested incentive compensation to which Employee is entitled pursuant to a written incentive compensation plan of Employer or ABX, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid or vested at the date of such termination. Payments of unpaid base salary shall be paid pursuant to Employer’s normal payroll schedule, as set forth in Section 3.1. Any other payments pursuant to this Section 4.4 shall be made at the same time as payments of unpaid base salary, if possible, but in no event later than March 15 of the calendar year following the Employee’s termination.

4.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to expiration of the Term, Employee shall be entitled, in consideration of Employee’s continuing obligations hereunder after such termination (including, without limitation, Employee’s non-competition obligations), to receive the compensation specified in Section 3.l (including cash-based incentive compensation at the “target” level) as if Employee’s employment (which shall cease as of the date of such Involuntary Termination) had continued for the greater of (a) one year, or (b) the full Term of this Agreement. In addition, during such period Employee shall be entitled to continue his participation in insurance, health and other welfare plans on the same terms as such benefits are made available by Employer or ABX to their senior corporate officers to the extent that such participation is permitted under the terms of such plans. All unvested equity-based incentive compensation awarded pursuant to a written plan of Employer or ABX that vests over a period of time shall vest in accordance with the terms of such plan. All unvested equity-based compensation awarded pursuant to a written plan of Employer or ABX that vests upon the attainment of performance goals shall vest in accordance with the terms of such plan. Notwithstanding the foregoing, Employee shall not be entitled to any further awards under any equity-based incentive compensative programs following any Involuntary Termination. Employee’s rights under this Section 4.5 are Employee’s sole and exclusive rights against Employer or its Affiliates, and Employer’s sole and exclusive liability to Employee under this Agreement for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any Action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 4.5. All payments made pursuant to this Section 4.5 shall be made pursuant to Employer’s normal payroll schedule.

Notwithstanding the foregoing, to the extent that, on the date of termination, Employee is a “specified employee” of ABX (or its successor), determined through the application of ABX’s specified employee identification procedures, the sum of all compensation specified in Section 3.1 which is paid pursuant to this Section 4.5 during the first six months following the date of Employee’s Involuntary Termination shall not exceed the lesser of: (1) twice the Employee’s base salary as in effect in the year preceding the year in which the Employee has an Involuntary Termination; or (2) twice the limit set forth in Section 401(a)(17) of Code, as in effect on the date of the Employee’s Involuntary Termination. Any amount that cannot be paid pursuant to the application of the preceding sentence shall be paid on the first day following the end of such six-month period. The amount that is paid on the first day of the seventh month following the date of termination shall include the cumulative amount of all payments that could not be made during such six month period.

4.6 Upon termination of the employment relationship as a result of Employee’s death, the estate of Employee shall be entitled to Employee’s pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer (such as unused personal vacation, personal days and other similar items), but the estate of the Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination. Payments of unpaid base salary shall be paid pursuant to Employer’s normal payroll schedule, as set forth in Section 3.1. Any other payments pursuant to this Section 4.6 shall be made at the same time as payments of unpaid base salary, if possible, but in no event later than March 15 of the calendar year following the Employee’s termination.

4.7 Upon termination of the employment relationship as a result of Employee’s long-term disability, Employee shall be entitled to his or her pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer (e.g., unused vacation, personal days, etc.), but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination. Payments of unpaid base salary shall be paid pursuant to Employer’s normal payroll schedule, as set forth in Section 3.1. Any other payments pursuant to this Section 4.7 shall be made at the same time as payments of unpaid base salary, if possible, but in no event later than March 15 of the calendar year following the Employee’s termination.

4.8 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be reduced by any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of Employer or its Affiliates; provided that compensation for any accrued but unused vacation shall not constitute a severance plan or policy of Employer under this Agreement.

4.9 Termination of the employment relationship does not terminate those obligations imposed by this Agreement that are continuing obligations, including, without limitation, Employee’s obligations under Articles 6 and 7.

4.10 Notwithstanding anything in this Agreement to the contrary, solely for purposes of determining Employee’s right to receive any payments pursuant to Article 4 of this Agreement, any reference to a “termination” or any form thereof) shall mean a termination that also constitutes a “separation from service” within the meaning of Section 409A of the Code and Treasury Regulation § 1.409A-1(h).

ARTICLE 5.

CONTINUATION OF EMPLOYMENT BEYOND TERM;

TERMINATION AND EFFECTS OF TERMINATION

5.1 Should Employee remain employed by Employer beyond the expiration of the Term, such employment shall convert to an at-will relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet vested or paid at the date of such termination.

Payments of unpaid base salary shall be paid pursuant to Employer’s normal payroll schedule, as set forth in Section 3.1 and payments of individual bonuses or incentive compensation shall be made pursuant to the terms of such plans, and if no such plan exists, not later than March 15 of the calendar year following Employee’s termination.

ARTICLE 6

OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS

6.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Employer (whether during business hours or otherwise and whether on Employer’s premises or otherwise) and that relate to Employer’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), but excluding information that is publicly available or otherwise generally known within Employer’s industry (except to the extent that the information is publicly available or otherwise generally known due to Employee’s breach of Section 6.2), are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

6.2 Employee acknowledges that the business of Employer and its Affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, but excluding information that is publicly available or otherwise generally known within Employer’s industry (except to the extent that such information is publicly available or otherwise generally known due to Employee’s breach of this provision), all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or its Affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer or its Affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its Affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. As a result of Employee’s employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer and its Affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer’s confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 through specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6 but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

6.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment by Employer which contain or disclose confidential business information or trade secrets of Employer or its affiliates shall be and remain the property of Employer or its Affiliates, as the case may be. Upon termination of Employee’s employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

6.4 If, during Employee’s employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer’s business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer’s premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of an audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and then not deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5 Both during the period of Employee’s employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer’s worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 7.

NON-COMPETITION OBLIGATIONS

7.l As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee’s duties as a fiduciary and in order to protect Employer’s interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement and ABX and Acquisition to enter into the Purchase Agreement, Employer and Employee agree to the non-competition provisions of this Article 7. Other than in connection with the performance of the Employee’s duties and obligations under this Agreement, Employee agrees that, while Employee is employed by Employer or any Affiliate of Employer and for a period of two years after Employee is no longer employed by either Employer or any Affiliate of Employer (the “Restricted Period”):

(i) Employee will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, consult for or with, be associated or in any manner connected with, or render services or advice or other aid or assistance to, or guarantee any obligation of, any Person engaged in or planning to become engaged (A) primarily in the air cargo business or (B) in any other air cargo or air passenger operation for or on behalf of, in either case, the United States military or United States Department of Defense that, in either (A) or (B), directly or indirectly, competes with the business of the Employer or any of its Affiliates anywhere within the United States or any other country in the world in which Employer or any of its Affiliates conducts business operations (including by having any air cargo flights to or from any such countries), except as the owner of 1% or less of the outstanding equity of a publicly traded company or fund; and

(ii) Employee will not, directly or indirectly, (A) induce or attempt to induce any employee of the Employer or any of its Affiliates to leave their employment; (B) in any way interfere with the relationship between the Employer or any of its Affiliates and any such employee; (C) employ or otherwise engage as an employee, independent contractor, consultant or otherwise any such employee of the Employer or any of its Affiliates; or (D) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with the Employer or any of its Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Employer and any of its Affiliates, provided that the foregoing restrictions shall not apply to general solicitations not targeted specifically at employees of the Employer and its Affiliates.

7.2 Employee understands and agrees that the foregoing restrictions may substantially limit his or her ability to engage in certain businesses in the United States and elsewhere during the Restricted Period, but acknowledges and agrees that Employee will receive sufficiently high remuneration and other benefits under this Agreement and in connection with the Purchase Agreement to justify such restrictions. Employee acknowledges and agrees that ABX and Acquisition would not have entered into the Purchase Agreement and ABX would not have acquired control of the Employer without Employee entering into this Agreement and being bound by the restriction contained in this Agreement. Employee agrees that the restrictions contained in this Article 7 are reasonable with respect to their duration, geographical area and scope. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article 7 by Employee, and Employer shall be entitled to enforce the provisions of this Article 7 through specific performance and injunctive relief as remedies for such breach or any threatened breach, without any bond or other security being required. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee. Employee acknowledges and agrees that the restrictions contained in this Article 7 shall apply regardless of the circumstances surrounding Employee’s termination of employment, including whether such termination is a Termination for Cause, an Involuntary Termination or otherwise.

7.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 7 to be reasonable and necessary to protect the legitimate business interests of Employer and its Affiliates, including, as the Closing Date, ABX. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 8.

MISCELLANEOUS

8.1 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) when mailed by United States registered or certified mail, return receipt requested, postage prepaid to the party’s address set forth below, (c) when sent by a nationally recognized overnight courier service to the party’s address set forth below, or (d) when sent by facsimile to the party’s facsimile set forth below:

If to Employer, to:

Cargo Holdings International, Inc.

7100 TPC Drive

Suite 200

Orlando, Florida 32822

Attn: President

Fax: (407) 517-0302

If to Employee, to the address appearing in the Employer’s personnel records.

Either Employer or Employee may furnish a change of address or other changes in information set forth above to the other party in writing in accordance herewith.

8.2 This Agreement shall be governed in all respects by the laws of the State of Florida excluding any conflict-of-law rule or principle that might refer the construction of this Agreement to the laws of another State or country.

8.3 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee’s obligations under Article 6 or Article 7, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree first to endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other Action. Thereafter, if either party to this Agreement brings legal action to enforce the terms of this Agreement, the party who prevails in such legal action, whether plaintiff or defendant, in addition to the remedy or relief obtained in such legal action shall be entitled to recover its, his, or her expenses incurred in connection with such legal action, including, without limitation, costs of Court and attorneys fees. Any reimbursement of expenses by Employer shall be made by no later than March 15 of the calendar year following the year in which Employee’s right to reimbursement under this Section 7.5 arises (which shall be no later than date on which court issues it final decision with respect to the legal action).

8.5 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by Applicable Law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any Person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the Applicable Law to the fullest extent permitted by Applicable Law. In any case, the remaining provisions of this Agreement or the application thereof to any Person or circumstances other than those to which they have been held invalid or unenforceable shall remain in full force and effect.

8.6 This Agreement shall be binding upon and inure to the benefit of Employer and any other Person which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

8.7 This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee’s employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this

Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby. Notwithstanding the foregoing, Employee agrees to amend this Agreement for purposes of avoiding penalties under Section 409A of the Internal Revenue Code of 1986, as amended, provided that such amendment does not reduce the net after-tax benefits, taken as a whole, to Employee, except as provided by law.

8.8 If the Purchase Agreement is terminated at any time prior to the Closing Date of the merger contemplated by the Purchase Agreement, this Agreement shall, automatically and without further act of any Party hereto, terminate at the same time and date as the termination of the Purchase Agreement. No Person shall have any liability to any other Person by reason of any such termination of this Agreement pursuant to this Section 8.8.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

CARGO HOLDINGS INTERNATIONAL, INC.

By:	/s/ George A. Golder
	Its:	Corporate Secretary

This 1st day of November, 2007

EMPLOYEE

/s/ Peter Fox
Peter Fox

This 1st day of November, 2007

EXHIBIT “A”

TO

EMPLOYMENT AGREEMENT

Employee Name:	Peter Fox

Term:	From the Closing Date until the date that is two (2) years after the Closing Date.

Position:	President

Monthly Base Salary:	$25,700.00

CARGO HOLDINGS INTERNATIONAL, INC.

By:	/s/ George A. Golder
	Its:	Corporate Secretary

This 1st day of November, 2007

EMPLOYEE

/s/ Peter Fox
Peter Fox

This 1st day of November, 2007